Exhibit 10.3

Form of Executive Change-in-Control
Severance Agreement for
[Executive]

[Subsidiary]

______________, 20__

[Subsidiary]

        THIS EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT is made, entered into, and is effective this ___ day of _________, 20__ (hereinafter referred to as the “Effective Date”), by and between [Subsidiary] (the “Company”), a Wisconsin corporation, and [Executive] (the “Executive”).

        WHEREAS, the Company recognizes that circumstances may arise in which a Change in Control involving the Company or its parent, First Business Financial Services, Inc., occurs, through acquisition or otherwise, thereby causing uncertainty of employment without regard to the Executive’s competence or past contributions. Such uncertainty may result in the loss of the valuable services of the Executive to the detriment of the Company and its shareholders; and

        WHEREAS, both the Company and the Executive are desirous that any proposal for a Change in Control will be considered by the Executive objectively and with reference only to the business interests of the Company and its shareholders; and

        WHEREAS, the Executive will be in a better position to consider the Company’s best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such Change in Control.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1. Definitions

        Wherever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a) “Agreement” means this Executive Change-in-Control Severance Agreement.

(b) “Base Salary” means, at any time, the then regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

(c) “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d) “Board” or “Board of Directors” means the Board of Directors of the Company.

(e) “Cause” shall mean the occurrence of any one or more of the following:

(i) The Executive’s willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s Disability), after the Company delivers a written demand for substantial performance to the Executive (which specifically identifies the manner in which the Committee believes that the Executive has not substantially performed his duties) and the Executive fails to remedy the situation within fifteen (15) business days of such written notice from the Company;

(ii) Gross negligence in the performance of the Executive’s duties to the Company, which results in material financial harm to the Company;

(iii) The Executive’s conviction of, or plea of guilty or nolo contendere, to any felony or any other crime, the circumstances of which relate to the Executive’s duties to the Company;

(iv) The Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(v) Willful violation of any provision of the Company’s Code of Business Conduct & Ethics; or

(vi) Willful violation of any of the covenants contained in Article 3, as applicable.

(f) “Change in Control” shall occur if any of the following events occur; provided that, for purposes of this definition, “Company” shall include First Business Financial Services, Inc., a Wisconsin corporation:

(i) The acquisition by any individual, entity, or group of Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities with respect to the election of directors of the Company;

(ii) The consummation of a reorganization, merger, or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which all or substantially all of the individuals or entities who are the Beneficial Owners of the Company immediately prior to the Corporate Transaction will beneficially own, directly or indirectly, more than fifty percent (50%) of the outstanding shares of common stock of the resulting entity and of the combined voting power of the outstanding securities entitled to vote for the election of directors of such entity; or

(iii) During any period of not more than twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director whose election by the Board of Directors of the Company or nomination for election by the Company’s stockholders was approved by a vote of at least a majority (rounded up to the nearest whole number) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” means the Compensation Committee of the Board of Directors of the Company, or if no Compensation Committee exists, then the full Board of Directors of the Company, or a committee of Board members, as appointed by the full Board to administer this Agreement.

(i) “Company” means [Subsidiary], a Wisconsin corporation, and any successor thereto as provided in Article 7 herein, except as otherwise expressly provided herein. For purposes of the Executive’s separation from service (as defined in Code Section 409A and any regulations thereunder) with the Company, “Company” includes First Business Financial Services, Inc., a Wisconsin corporation, and any other entity related to the Company (within the meaning of Code Section 414(b), (c) or (m)).

(j) “Disability” or “Disabled” means that the Executive

(i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(k) “Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 2.2 herein, which triggers the payment of Severance Benefits hereunder.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(m) “Good Reason” means, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one or more of the following:

(i) A material reduction of the Executive’s authorities, duties, or responsibilities as an executive and/or officer of the Company from those in effect as of ninety (90) calendar days prior to the Change in Control, other than an insubstantial and inadvertent reduction that is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided, however, that any reduction in the foregoing resulting merely from the acquisition of the Company and its existence as a subsidiary or division of another entity shall not be sufficient to constitute Good Reason;

(ii) The Company’s requiring the Executive to be based at a location in excess of one hundred (100) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control; except for required travel on the Company’s business to an extent substantially consistent with the Executive’s then present business travel obligations;

(iii) A reduction by the Company of the Executive’s Base Salary in effect on the Effective Date hereof, or as the same shall be increased from time to time;

(iv) The failure of the Company to continue in effect, or the failure to continue the Executive’s participation on substantially the same basis in, any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Executive participates prior to the Change in Control of the Company, unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally;

(v) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Article 7 herein; and

(vi) A material breach of this Agreement by the Company which is not remedied by the Company within ten (10) business days of receipt of written notice of such breach delivered by the Executive to the Company.

Unless the Executive becomes Disabled, the Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

(n) “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the Executive’s separation from service with the Company under the provision so indicated.

(o) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(p) “Qualifying Termination” means any of the events described in Section 2.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder. 4 (q) “Severance Benefits” mean the severance benefits as provided in Section 2.3(a) through 2.3(e) herein.

Article 2. Severance Benefits

2.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.3 herein, if during the term of this Agreement there has been a Change in Control and if, within twelve (12) calendar months immediately thereafter, the Executive incurs a separation from service with the Company for any reason specified in Section 2.2 herein as being a Qualifying Termination. The Severance Benefits described in Section 2.3(a), 2.3(b), and 2.3(d) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Qualifying Termination (but in no event later than the sooner of December 31 of the calendar year in which the Qualifying Termination or thirty (30) calendar days immediately after such date.

2.2 Qualifying Termination. The occurrence of any one or more of the following events (a “Qualifying Termination”) within twelve (12) calendar months immediately following a Change in Control shall trigger the payment of Severance Benefits to the Executive, as such benefits are described under Section 2.3 herein:

(a) The Executive’s separation from service with the Company due to the Company’s involuntary termination of the Executive’s employment without Cause; or

(b) The Executive’s separation from service with the Company due to his voluntary termination of employment for Good Reason.

A Qualifying Termination shall also include the Executive’s separation from service with the Company due to an involuntary termination by the Company within six (6) months prior to a Change in Control if such termination occurs at the request of any party involved in the Change-in-Control transaction; in such event, the date of Qualifying Termination shall be deemed to be the date of the Change in Control.

A Qualifying Termination shall not include the Executive’s separation from service with the Company due to a termination of the Executive’s employment within twelve (12) calendar months after a Change in Control by reason of death, Disability, the Executive’s voluntary termination without Good Reason, or the Company’s involuntary termination of the Executive’s employment for Cause.

2.3 Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 2.1 and 2.2 herein, the Company shall pay to the Executive and provide the Executive with the following:

(a) A lump-sum cash amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of the Qualifying Termination. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(b) Any amount payable to the Executive under any annual bonus plan then in effect in respect of the most recently completed fiscal year, to the extent not theretofore paid, which amount shall be paid in four (4) equal semiannual installments at the times and in the manner set forth in subsection (c) below. Such payment shall constitute full satisfaction for this amount owed to the Executive.

(c) A cash amount equal to two (2) multiplied by the Executive’s annual rate of Base Salary in effect upon the date of the Qualifying Termination or, if greater, by the Executive’s annual rate of Base Salary in effect immediately prior to the occurrence of the Change in Control. Such cash amount shall be paid out in four (4) equal semiannual installments, with the initial payment to occur no sooner than six (6) months plus one (1) day following the Executive’s Effective Date of Termination. The three (3) remaining installments shall then be paid out, one each at the end of successive six (6) month intervals following the initial payment until all installments have been paid in full.

(d) A lump-sum cash amount equal to the greater of: (i) the Executive’s then-current target bonus opportunity established under any annual bonus plan for the plan year in which the Qualifying Termination occurs; or (ii) the Executive’s target bonus opportunity, if any, in effect prior to the occurrence of the Change in Control. Such payment shall be adjusted on a pro rata basis based on the number of days the Executive was actually employed during such plan year and shall be paid in four (4) equal semiannual installments at the times and in the manner set forth in subsection (c) above. Such payment shall constitute full satisfaction for this amount owed to the Executive.

(e) If as of the Effective Date of Termination the Company continues to maintain a group health insurance plan that would allow for the participation of the Executive without violating the terms of the group health insurance plan (or any other related insurance policies) or violating any of the Code’s nondiscrimination requirements applicable to the health insurance coverage, then the Company shall provide, at the exact same cost to the Executive, and at the same coverage level as in effect as of the Effective Date of Termination (subject to changes in coverage levels applicable to all employees generally), a continuation of the Executive’s (and the Executive’s eligible dependents’) health insurance coverage for eighteen (18) months from the Effective Date of Termination. The applicable COBRA health insurance benefit continuation period shall begin coincident with the beginning of this eighteen (18) month benefit continuation period.

Notwithstanding the health benefits provided above, if the Executive becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents, this health insurance benefit coverage by the Company shall be discontinued prior to the end of the eighteen (18) month continuation period. For purposes of enforcing this offset provision, the Executive shall have a duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment. The Executive shall provide, or shall cause to be provided, to the Company in writing correct, complete, and timely information concerning the same.

2.4 Termination Due to Death. Following a Change in Control, if the Executive’s incurs a separation of service with the Company by reason of his death, the Company shall pay the Executive’s estate all amounts described in Section 2.3(a) and (b) herein through the Effective Date of Termination. All other benefits due the Executive shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs then in effect.

2.5 Notice of Termination. Any separation of service of the Executive from the Company due to a termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party.

Article 3. Restrictive Covenants

During the term of this Agreement, the following shall apply:

3.1 Noncompetition.

(a) Scope. During the term of his employment with the Company and for a period of twenty-four (24) months thereafter (the “Noncompetition Period”), except as authorized by Board of Directors of the Company, the Executive shall not, directly or indirectly, render services to, assist, participate in the affairs of, or otherwise be connected with, any person or business enterprise, except the Company (which person or enterprise is engaged in, or is planning to engage in, any business that is in any respect competitive with the business of the Company, in any capacity that

(i) would utilize the Executive’s services with respect to such business which sells products and services similar to those of the Company within any state or possession of the United States, wherein the Company sold or actively attempted to sell its products or services within a twelve (12) month period immediately prior to the termination of the Executive’s employment with the Company, irrespective of where the Executive renders his services,

(ii) would utilize the Executive’s services in selling any products or services similar to those of the Company to any person or entity to which the Company sold or actively attempted to sell its products or services during the twelve (12) month period immediately prior to the termination of the Executive’s employment with the Company, irrespective of where the Executive renders his services, or

(iii) would reasonably be expected to utilize any Confidential Information acquired by the Executive during the term of his employment by the Company preceding, on and following the date hereof.

(b) Reform. If a court of competent jurisdiction should declare any or all of this Agreement unenforceable because of any unreasonable restriction of duration and/or geographical area in Section 3.1(a), then such court shall have the express authority to reform Section 3.1(a) to provide for reasonable restrictions and/or to grant the Company such other relief, at law or in equity, as are reasonably necessary to protect the interests of the Company.

3.2 Confidentiality.

(a) Scope. During the term of his employment with the Company and for a period of twenty-four (24) months thereafter, the Executive shall not take or use, or otherwise disclose to anyone, any Confidential Information, except (i) as necessary to perform his duties and responsibilities to the Company, (ii) as permitted by the Board of Directors of the Company, or (iii) as required by any court or governmental agency; provided, however, that this covenant prohibits only the use and disclosure of Confidential Information and shall not be construed as limiting the Executive’s right to undertake any other employment or business activity. The Executive shall be prohibited from competing with the Company only as provided in Section 3.1.

(b) Definition. “Confidential Information” shall mean any and all business information of the Company that has been developed or obtained at its expense, has significant economic value to the Company and is not available to its competitors, the public or all of its employees, including, without limitation, any information marked, stamped or referenced as “confidential” by the Company and any information concerning its business plans and strategies and the like, even if such information is not specifically marked, stamped or referenced as “confidential” by the Company, except such information as the Executive can prove beyond a preponderance of the evidence was in the public domain, being publicly and openly known, prior to the date of commencement of the Executive’s employment by the Company or, subsequent to such date, became part of the public domain, being publicly and openly known, through lawful and proper means.

(c) Compliance With Applicable Laws. This Agreement shall not reduce any obligation of the Executive to comply with any applicable laws relating to trade secrets, confidential information or unfair competition.

3.3 Nonsolicitation. During the term of this Agreement and for a period of twenty-four (24) months after the Effective Date of Termination, the Executive shall not employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company.

3.4 Cooperation. The Executive shall cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to the Executive’s employment by the Company or any entity related to the Company (within the meaning of Code Section 414(b), (c) or (m)).

3.5 Nondisparagement. At all times, the Executive shall not disparage the Company or otherwise make comments harmful to the Company’s reputation.

Article 4. Treatment of Excise Taxes

        Notwithstanding anything to the contrary contained in this Agreement, if, after taking into account all amounts or benefits otherwise to be paid or payable, any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment” within the meaning of Section 280G of the Code or any successor provision thereto but for the application of this sentence, then the payments and benefits to be so paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law and any applicable federal, state, and local income taxes). The determination of whether any reduction in such payments or benefits to be provided under this Agreement is required pursuant to the preceding sentence will be made, at the expense of the Company, if requested by the Executive or the Company, by the Company’s independent accountants.

The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Article 4 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Article 4, the Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Article 4. The Company will provide the Executive all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within ten (10) business days of the Effective Date of Termination, the Company may effect such reduction in any manner it deems appropriate.

Article 5. Contractual Rights and Legal Remedies

5.1 Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

5.2 Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

5.3 Arbitration. The Company and the Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three (3) arbitrators (one selected by the Executive, one selected by the Company, and one selected by the two previously selected arbitrators) sitting in a location selected by the Executive within fifty (50) miles from the location of his job with the Company, in accordance with the rules of the American Arbitration Association then in effect. The Company’s or the

Executive’s election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and the Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

Article 6. Term of Agreement

6.1 Term. This Agreement will commence on the Effective Date and shall continue in effect for two (2) full calendar years (through ____________, 20__) (the “Initial Term”).

The Initial Term shall be extended automatically for one (1) additional year at the end of the Initial Term, and then again after each successive one (1) year period thereafter (each such one (1) year period following the Initial Term a “Successive Period”). However, the Company may terminate this Agreement entirely at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving the Executive written notice of intent not to renew, delivered at least six (6) months prior to the end of such Initial Term or Successive Period. If such notice is properly delivered by the Company, this Agreement, along with all corresponding rights, duties, and covenants shall automatically expire at the end of the Initial Term or Successive Period then in progress.

6.2 Change-in-Control Renewal. In the event that a Change in Control occurs during the Initial Term or any Successive Period, upon the effective date of such Change in Control, the term of this Agreement shall automatically and irrevocably be renewed for a period of twelve (12) full calendar months from the effective date of such Change in Control. This Agreement shall thereafter automatically terminate following the twelve (12) month Change in Control renewal period. Further, this Agreement shall be assigned to, and shall be assumed by the purchaser in such Change in Control, as further provided in Article 7 herein.

Article 7. Successors

7.1 Successors to the Company. The Company shall use reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets or stock of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor if in accordance with the operation of law and, if so, such successor shall be deemed the “Company” for purposes of this Agreement.

7.2 Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 8. Miscellaneous

8.1 Employment Status. This Agreement is not, and nothing herein shall be deemed to create, an employment contract between the Executive and the Company or any entity related to the Company (within the meaning of Code Section 414(b), (c) or (m)). The Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time his compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him prior to a Change in Control (subject to such discharge possibly being considered a Qualifying Termination pursuant to Section 2.2).

8.2 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. In addition, the payments provided for under this Agreement in the event of the Executive’s separation from service with the Company for any reason shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which the Executive might otherwise be entitled.

8.3 Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

8.4 Conflicting Agreements. This Agreement completely supersedes any and all prior change-in-control agreements or understandings, oral or written, entered into by and between the Company and the Executive, with respect to the subject matter hereof, and all amendments thereto, in their entirety. Further, the Executive hereby represents and warrants to the Company that his entering into this Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Agreement.

8.5 Includable Compensation. Severance Benefits provided hereunder shall not be considered “includable compensation” for purposes of determining the Executive’s benefits under any other plan or program of the Company unless otherwise provided by such other plan or program.

8.6 Tax Withholding. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally required to be withheld.

8.7 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.

8.8 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and on behalf of the Company, as applicable, or by the respective parties’ legal representatives or successors.

8.9 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.10 Applicable Law. To the extent not preempted by the laws of the United States, the laws of Wisconsin shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.

        IN WITNESS WHEREOF, the Company has executed this Agreement on this ___ day of __________, 20__.

Executive:

_________________________________

[SUBSIDIARY]

By:	_________________________________